Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Depomed, Inc.  Amended and Restated 2014 Omnibus Incentive Plan, of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedule of Depomed, Inc., and the effectiveness of internal control over financial reporting of Depomed, Inc. included in its Annual Report (Form 10-K), for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 25, 2016